EXECUTION VERSION

PURCHASE AGREEMENT

BY AND AMONG

SIMMONS BEDDING COMPANY

SIMMONS ACQUISITION INC.

SCI INCOME TRUST

and

SIMMONS CANADA INC.

Dated September 20, 2006

Schedules
Schedule “A” − Form of Unitholder Resolution

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (the “Agreement”) is made and entered into on September 20, 2006, by and among Simmons Bedding Company, a corporation organized and existing under the laws of the State of Delaware (“Simmons”), Simmons Acquisition Inc., a corporation organized and existing under the laws of the Province of Ontario and a wholly-owned direct Subsidiary of Simmons (“Bidco”), SCI Income Trust, a trust formed under the laws of the Province of Ontario (“SCI”), and Simmons Canada Inc., a corporation organized and existing under the laws of the Province of Ontario (“Simmons Canada”).

RECITALS

(A)	SCI is a publicly held Canadian open-ended, limited purpose trust established for the purpose of investing and holding securities of Simmons Canada.

(B)	SCI owns beneficially and of record all of the Common Shares of Simmons Canada and the Notes.

(C)
Bidco wishes to purchase, on the terms and conditions hereinafter set forth, from SCI all of the Common Shares of Simmons Canada and the Notes, and SCI wishes to sell such Common Shares and Notes on such terms and conditions.

(D)
Computershare Trust Company of Canada is the trustee (the “Trustee”) of SCI and has delegated to Simmons Canada, as the Administrator of SCI, all of the Trustee’s powers and authority to act and be responsible for, among other things, all matters in connection with any acquisition transaction involving the purchase of the Common Shares and Notes of Simmons Canada.

(E)
The board of directors of Simmons Canada (the “Board”) having determined, upon a recommendation of the Special Committee and after consultation with its financial advisors, that the consideration per Trust Unit to be received by the Trust Unitholders upon redemption of their Trust Units is fair to the Trust Unitholders and that the Transactions are in the best interest of SCI, has approved this Agreement and has resolved to support and recommend that Trust Unitholders vote in favour of the Unitholders Resolution.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1	Certain Definitions.

In this Agreement (including the Recitals hereto), the following terms shall have the following meanings:

“Action” means any action, claim, suit, litigation, administrative proceeding, demand, cause of action, charge, complaint, arbitration or contested mediation, or other proceeding.

“Administrator” means Simmons Canada, the administrator of SCI pursuant to that certain Administration Agreement dated as of October 16, 1997, as amended, between SCI and Simmons Canada.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of the foregoing, “control” means the possession, direct or indirect, or the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Business Day” means any day, other than Saturday, Sunday or a statutory holiday in Toronto, Ontario or New York, New York.

“Canadian Securities Regulatory Authorities” means the Ontario Securities Commission and each other securities commission or similar regulatory authority in each of the provinces of Canada.

“Common Shares” means all common shares in the capital of Simmons Canada.

“Declaration of Trust” means the amended and restated declaration of trust of SCI made as of May 23, 2002.

“Employee Plan” means, with respect to any Person, any share purchase, share option, share appreciation, share incentive, severance, employment, change-in-control, retention, insurance (including self-insurance), health, dental, medical, disability, workers compensation, supplemental unemployment, post-employment, pension, supplemental pension, savings, retirement, profit sharing, fringe, vacation, multiemployer, collective bargaining, bonus, incentive, deferred compensation, loan and any other employee benefit plan, agreement, program, policy or other arrangement (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, funded or unfunded, written or oral.

“Governmental Entity” means any applicable (a) multinational, federal, provincial, state, regional, municipal or other government, governmental or public department, central bank, court, tribunal, arbitrator, commission, board, bureau or agency, whether U.S., Canadian, foreign or multinational, (b) subdivision, agent, commission, board or authority of any of the foregoing or (c) self-regulatory organization or stock exchange, including the TSX.

“Hazardous Substance” means any pollutant, contaminant, waste, hazardous or toxic material, and any other substance that is regulated by or could reasonably be expected to result in liability or give rise to an Action under any applicable Environmental Law or which may pose a threat to the environment or to human health or safety.

“Intellectual Property” means all intellectual property rights of any kind or nature, however denominated, throughout the world, including, without limitation (i) such intellectual property rights as may be established or perfected under federal, state, provincial, or foreign and multinational Laws; (ii) rights in patent and patent applications; (iii) rights in copyrights and copyrightable works; (iv) trademarks, trade names, domain names, trade dress, service marks, and other identifiers of brand, source or company along with the goodwill associated therewith, and all common-law rights relating thereto; (v) trade secrets; (vi) all rights of privacy and publicity; (vii) moral rights; (viii) rights in data and proprietary or potentially proprietary product or industrial design; and (ix) all registrations, applications, recordings and choses-in-action arising from or related to the foregoing.

“ITA” means the Income Tax Act (Canada), as amended, and the regulations thereunder, as amended, in each case, except as otherwise provided herein, as of the date hereof.

“Knowledge” of SCI and Simmons Canada means the actual knowledge of Gerald T. Costigan, Wade O. Dickson, Terry H. Pace, Ronald W. Dennis, David C. Puttock, Paul Boulanger, David Evelyn, Tony LaMantia and Bruno Stoncius.

“Laws” means all and any laws (including common law), statutes, rules, regulations, orders, ordinances, codes, by-laws, treaties, and judicial, arbitral, administrative, ministerial or departmental judgments, awards, and other requirements of any Governmental Entity.

“Leased Real Property” means, with respect to any Person, real property leased for use by or otherwise occupied by such Person, as more specifically defined in Section 3.13(a) of the Disclosure Schedule.

“Lien” means, with respect to any property, right or asset, any mortgage, lien, pledge, charge, security interest, purchase option, right of first offer or refusal, demand, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” means, with respect to a party, any change, state of facts, occurrence, event or effect that, individually or in the aggregate, is or would reasonably be expected to be, material and adverse to the business assets (including intangible assets), financial condition, or results of operations of such party and its Subsidiaries, taken as a whole, other than any change, state of facts, occurrence, event or effect: (i) reasonably attributable to the announcement of the execution of this Agreement and the Transactions or other communication by Simmons or Bidco of their plans or intentions with respect to the business of Simmons Canada, (ii) relating to changes, circumstances or conditions generally affecting the industry in which such party operates and not having a disproportionate effect on such party and its Subsidiaries, taken as a whole, as compared to other Persons in the industry in which such Party and its Subsidiaries operate (iii) relating to changes in general economic conditions in the United States or Canada or the securities markets, including changes in international financial or currency exchange markets, (iv) relating to any change in the market price or trading volume of the Trust Units, or (v) any failure by SCI to meet any earnings estimates of equity analysts, for any period, each of which, for certainty, shall be deemed not to constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred; provided, however, that with respect to (iv) and (v) above, the underlying cause may independently constitute a “Material Adverse Effect”.

“Meeting” means the special meeting of Trust Unitholders, including any adjournment or postponement thereof, to be called and held to consider and, if deemed advisable, approve the Unitholders Resolution.

“Misrepresentation” has the meaning set out in the Securities Act (Ontario).

“Note Indenture” means that certain Note Indenture dated October 16, 1997 pursuant to which promissory notes in the original principal amount of $50,000,000 were issued by Simmons Canada in favour of SCI.

“Notes” means the promissory notes in the original principal amount of $50,000,000 issued pursuant to the Note Indenture.

“OBCA” means the Business Corporations Act (Ontario), as now in effect and as it may be amended from time to time prior to the Closing.

“Options” means any existing rights or options to purchase Trust Units outstanding under the Simmons Canada Option Plan.

“Order” means any legally enforceable judgment, order, decision, writ, injunction, stipulation, ruling or decree of, or any settlement under jurisdiction of, any Governmental Entity.

“Owned Real Property” means, with respect to any Person, real property owned by such Person, as more specifically defined in Section 3.13(a) of the Disclosure Schedule annexed hereto.

“Permitted Encumbrances” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been delivered to Simmons or Bidco; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with Canadian GAAP; (iii) mechanics’, carriers’, workers’, and repairers’ liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the Simmons Canada Properties so encumbered and that are not resulting from a breach, default or violation by SCI, Simmons Canada or any of the Subsidiaries of any Contract or Laws; and (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Entity, provided that such regulations have not been violated.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company, unlimited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Proprietary Subject Matter” means: (i) all information (whether or not protectable by patent, copyright, mask work or trade secret rights) not generally known to the public, including know-how and show-how, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, specifications, technical manuals and data, libraries, blueprints, drawings, product information, development work-in-process, inventions and trade secrets; (ii) patentable subject matter, and inventions subject to patent applications; (iii) industrial models and industrial designs; (iv) works of authorship and software, whether or not protected by copyright; (v) mask works whether or not registered; and (vi) goodwill, whether or not associated with trademarks, trade names, service marks, brand names, corporate names, emblems, logos, trade dress, domain names, insignia and related marks.

“Proxy Circular” means, collectively, (a) the notice of the Meeting to be sent to Trust Unitholders and (b) the accompanying management information circular in connection with the Meeting, in each case as amended, supplemented or otherwise modified from time to time.

“Qualifying Amendment” means an amendment or supplement to the Proxy Circular (including by incorporation by reference) to the extent it contains (i) a Change in Recommendation, (ii) a statement of the reasons of the Board for making such Change in Recommendation, and (iii) additional information reasonably related to the foregoing.

“Regulatory Approvals” means, with respect to a party, those Orders, sanctions, consents, exemptions, waivers, permits, agreements, certificates, authorizations and other Approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities that are necessary or advisable in connection with the Transactions, including those referred to in Section 3.5(b).

“Securities Act (Ontario)” means the Securities Act (Ontario) and all rules and regulations enacted thereunder, as now in effect and as it may be amended from time to time prior to the Closing.

“Securities Laws” means the Securities Act (Ontario) and the equivalent legislation in the other provinces of Canada, all as now enacted or as the same may from time to time be amended, and the applicable rules and regulations promulgated thereunder.

“Simmons Canada Employee Plan” means any Employee Plan under which (i) any current or former director, officer, consultant or employee of Simmons Canada has any present or future right to benefits and which is or has been contributed to, entered into, sponsored by or maintained by SCI or Simmons Canada or (ii) Simmons Canada has any present or future liability.

“Simmons Canada Option Plan” means the 1998 Trust Unit option plan of SCI.

“Simmons Canada Owned Intellectual Property” shall mean Intellectual Property owned entirely and exclusively by SCI or Simmons Canada.

“Simmons Canada Owned Proprietary Subject Matter” shall mean Proprietary Subject Matter owned entirely and exclusively by SCI or Simmons Canada.

“Simmons Canada Properties” means all Leased Real Property and Owned Real Property.

“Special Committee” means the committee of the Board formed for the purpose of considering the Transactions;

“Subsidiary” shall mean, when used with reference to any party, any Person of which such party (either alone or through or together with any other Subsidiary) either owns, directly or indirectly, fifty percent (50%) or more of the outstanding capital stock or other equity interests the holders of which are generally entitled to vote for the election of directors or members of any other governing body of such Person or, in the case of a Person that is a partnership, is a general partner of such partnership.

“Transactions” means, collectively, the purchase and sale contemplated by Article II and the distribution on the Closing Date of an amount equal to the Transaction Consideration to the Trust Unitholders upon redemption of all the issued and outstanding Trust Units, as more particularly described in Section 6.7.

“Trust Unitholders” means all holders of outstanding Trust Units.

“Trust Unitholder Approval” means the requisite approval of the Unitholders Resolution by the Trust Unitholders at the Meeting, which approval shall be evidenced by the affirmative votes of the holders of more than 66-2/3% of the Trust Units represented at the Meeting and voted upon the Unitholder Resolution.

“Trust Units” means the trust units of SCI authorized and issued and outstanding under the Declaration of Trust.

“TSX” means The Toronto Stock Exchange.

“Unitholders Resolution” means a resolution of the Unitholders substantially in the form of Schedule “A” attached to this Agreement.

1.2	Terms Defined in Other Sections.

The following terms are defined elsewhere in this Agreement in the following Sections:

Acquisition Proposal	Section 6.2(a)
Agreement	Preamble
Approvals	Section 3.1(a)
Bidco	Preamble
Board	Recitals
Canadian GAAP	Section 3.7(b)
Change in Recommendation	Section 2.2(b)
Charter Documents	Section 3.2
Closing	Section 2.1(b)
Closing Date	Section 2.1(b)
Confidentiality Agreement	Section 6.1(a)
Contract	Section 3.1(c)
Disclosure Schedule	Article III
Documents	Section 3.7(a)
Environmental Laws	Section 3.16(a)
Environmental Lien	Section 3.16(f)
Environmental Permits	Section 3.16(c)
Expenses	Section 8.3(c)
Financial Statements	Section 3.7(b)
Indemnified Parties	Section 6.6
Infringe	Section 3.17
Insurance Policies	Section 3.14
Material Contract	Section 3.18
Material Customers	Section 5.2
MEPP	Section 3.11(n)
Occupational Health and Safety Law	Section 3.16(b)
Permit	Section 3.5(a)
Property	Section 3.16(a)
Registered Intellectual Property	Section 3.17(a)
Returns	Section 3.15(b)(i)
SCI	Preamble
Simmons	Preamble
Simmons Canada	Preamble
Superior Proposal	Section 6.2(b)(ii)
Tax	Section 3.15(a)
Termination Date	Section 8.1(b)
Termination Fee	Section 8.3(c)(iii)
Transaction Consideration	Section 2.1(a)
Trustee	Recitals
Trustee Sub	Section 6.7

1.3	Interpretation.

When a reference is made in this Agreement to Schedules, such reference shall be to a Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Unless otherwise indicated, the words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” a Person, such reference shall be deemed to include the business of such Person and all direct and indirect Subsidiaries of such Person. Reference to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

ARTICLE II

THE PURCHASE AND SALE

2.1	Sale and Purchase; Closing.

(a)
Subject to the terms and conditions and in reliance upon the representations, warranties and agreements set forth herein, at the Closing SCI shall sell, assign, transfer, convey and deliver to Bidco, and Bidco shall purchase from SCI, (i) all of the issued and outstanding Common Shares and (ii) all of the issued and outstanding Notes for an aggregate purchase price equal to the product obtained by multiplying $16.25 by the number of Trust Units outstanding immediately prior to the Closing Date (collectively, the “Transaction Consideration”). Bidco’s payment of the Transaction Consideration for the Common Shares and Notes at the Closing shall be made by wire transfer of immediately available funds to SCI, against SCI’s delivery of stock certificates representing the Common Shares, together with stock powers duly endorsed in blank therefor, signature guaranteed, and SCI’s delivery of the Notes, duly endorsed by SCI and all other documents and materials necessary or desirable to effect the assignment, transfer and sale of the Common Shares and the Notes to Bidco, as requested by Bidco acting reasonably.

(b)
The Closing (the “Closing”) will be held as soon as practicable and in any event no later than the second Business Day after the satisfaction or waiver (subject to applicable Laws) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing Date) set forth in Article VII, and is expected to be held on or before 10:00 a.m. on November 15, 2006 or such other time or date as is agreed to in writing by the parties hereto (the “Closing Date”). The Closing will take place at the offices of Goodmans LLP, 250 Yonge Street, Suite 2400, Toronto, ON M5B 2M6, on the Closing Date; unless another place is agreed to in writing by the parties hereto.

(c)
The Transaction Consideration shall be allocated first to the Notes as to the principal amount outstanding thereunder and accrued interest thereon, in each case as at the Closing Date, and the balance shall be allocated to the Common Shares. SCI, Simmons Canada, Simmons and Bidco shall treat such allocation as binding for all purposes, including the filing of all tax and other returns and the preparation of all financial statements and any other documents and records legally required by the respective parties.

2.2	Proxy Circular; Meetings.

(a)
As promptly as reasonably practicable after the execution and delivery of this Agreement, but in no event later than October 13, 2006, SCI shall complete the Proxy Circular together with any other documents required by the Securities Laws or other applicable Laws in connection with the Meeting. The Proxy Circular shall include the opinion referenced in Section 3.20. As promptly as practicable after the execution and delivery of this Agreement, SCI shall, unless otherwise agreed to by the parties, cause the Proxy Circular and other documentation required in connection with the Meeting to be sent to each Trust Unitholder and each other Person to whom such documents are required to be sent under applicable Laws and the Declaration of Trust.

(b)
Subject to the terms of this Agreement, the Board shall (i) recommend in the Proxy Circular that Trust Unitholders vote in favour of the Unitholders Resolution and (ii) not withdraw, modify or qualify (or publicly propose to or publicly state that it intends to withdraw, modify or qualify) in any manner adverse to Simmons or Bidco such recommendation or take any other action or make any other public statement in connection with the Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), provided, however, that the Board may make such a Change in Recommendation any time prior to the Meeting under the circumstances contemplated in Section 6.2(b) (provided that the earliest that the Board may make such a Change in Recommendation is following the expiry of the five (5) Business Day period referred to in clause (5) of Section 6.2(b)(ii)). In connection with a Change in Recommendation, SCI may amend or supplement the Proxy Circular (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a Change in Recommendation.

(c)
SCI shall, as soon as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Meeting. SCI shall not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) the Meeting without Simmons’ or Bidco’s prior written consent except as required (i) by the Securities Laws or other applicable Laws, (ii) for quorum purposes or (iii) to enable SCI to comply with its obligations under Section 6.2(b)(ii).

2.3	Cooperation in Filings.

(a)
SCI shall use its reasonable best efforts to ensure that the Proxy Circular complies with all applicable Laws and the Declaration of Trust and, without limiting the generality of the foregoing, that the Proxy Circular will not contain any Misrepresentation (other than with respect to any information relating to and provided by Simmons or Bidco or any third party that is not one of their Affiliates). Simmons, Bidco and SCI shall each promptly notify each other if, at any time before the Closing, it becomes aware that the Proxy Circular contains any Misrepresentation, or that otherwise requires an amendment or supplement to the Proxy Circular. In any such event, SCI shall prepare a supplement or amendment to the Proxy Circular, as required, and, if required, shall cause the same to be distributed to the Trust Unitholders and/or filed with the Canadian Securities Regulatory Authorities and each other applicable Governmental Entity.

(b)
Simmons, Bidco and SCI shall cooperate in the preparation, filing and mailing of the Proxy Circular. SCI shall cooperate and provide Simmons and Bidco with a reasonable opportunity to review and comment on the Proxy Circular and any amendments or supplements thereto prior to filing such with the Canadian Securities Regulatory Authorities and each other applicable Government Entity, and will provide Simmons and Bidco with a copy of all such filings made. SCI will advise Simmons and Bidco promptly after it receives notice thereof, of the issuance of any cease trade order, the suspension of the qualification of any of the Trust Units for offering or sale in any jurisdiction, or any request by the Canadian Securities Regulatory Authorities or any other Governmental Entity for amendment of the Proxy Circular.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SCI AND SIMMONS CANADA

Each of SCI and Simmons Canada represents and warrants, jointly and severally, to Simmons and Bidco, subject to such exceptions provided in this Agreement or as are specifically disclosed in writing in the disclosure schedule (arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III with the disclosures in any section or subsection of such schedule qualifying the corresponding section or subsection in this Article III, as well as any other section or subsection of this Article III if the relevance of the disclosed item to such other section or subsection is readily apparent on its face) supplied by SCI and Simmons Canada to Simmons and Bidco dated as of the date hereof (the “Disclosure Schedule”), as follows:

3.1	Organization and Qualification; Subsidiaries.

(a)
SCI is a trust established and validly existing under the Laws of the Province of Ontario and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Simmons Canada is a corporation duly organized, validly existing and in good standing under the OBCA and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted. Each of SCI and Simmons Canada is in possession of all franchises, grants, qualifications, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) from all Governmental Entities necessary to own, lease and operate the properties it purports to own, operate or lease and to lawfully carry on its business as now conducted and as set forth in Section 3.1(a) of the Disclosure Schedule, except where the failure to have such Approvals has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Simmons Canada.

(b)
SCI has no Subsidiaries except for Simmons Canada and Simmons Canada GP Inc. Simmons Canada GP Inc. is the sole general partner of Simmons Canada L.P., a limited partnership existing under the laws of the Province of Ontario, and Simmons Canada is the sole limited partner. Neither Simmons Canada GP Inc. nor Simmons Canada L.P. has any assets (other than contributed capital) or liabilities and neither has conducted any business.

(c)
Neither SCI nor Simmons Canada has agreed nor is it obligated to make nor is it bound by any written or oral agreement, commitment, contract, note, bond, mortgage, indenture, license, lease, instrument or other binding arrangement (a “Contract”) under which Simmons Canada may become obligated to acquire any material equity interest or investment in, or make any material capital contribution to, any Person. Neither SCI nor Simmons Canada directly or indirectly owns any material interest or investment (whether equity or debt) nor has any rights to acquire any material interest or investment in any Person (other than SCI’s interest in Simmons Canada).

(d)
Simmons Canada is duly qualified or otherwise authorized to transact business as a corporation and is in good standing, under the Laws of all jurisdictions set forth in Section 3.1(d) of the Disclosure Schedule where the nature of its business requires such qualification or authorization, except for those jurisdictions where the failure to be so qualified or authorized, individually or in the aggregate, has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Simmons Canada.

3.2	Organizational Documents.

SCI has previously furnished to Simmons and Bidco complete and correct copies of its Declaration of Trust and the articles and by-laws of Simmons Canada (together, the “Charter Documents”), as amended to date. Such Charter Documents, as so amended, are in full force and effect. Neither SCI nor Simmons Canada is in violation of any of the provisions of their respective Charter Documents.

3.3	Capitalization.

(a)
The authorized capital of SCI consists of an unlimited number of Trust Units. As of the close of business on September 20, 2006, there were outstanding 7,806,000 Trust Units. All outstanding Trust Units have been duly authorized and validly issued and are fully paid and nonassessable. In addition, as at September 20, 2006, SCI had outstanding Options to acquire 614,500 Trust Units.

(b)
The authorized capital of Simmons Canada consists of an unlimited number of Common Shares, of which 7,655,000 are issued and outstanding as of the date hereof and all of which are held of record and beneficially by SCI. All outstanding Common Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(c)
Except for the Options as set forth in Section 3.3 of the Disclosure Schedule, there are no options, warrants, phantom shares, stock units, stock appreciation rights, other equity-based awards, equity securities, conversion privileges or similar ownership interests, calls, rights (including preemptive rights), subscriptions or Contracts of any character to which SCI or Simmons Canada is a party or by which it is bound obligating SCI or Simmons Canada to issue, deliver or sell, or cause to be issued, delivered or sold, or to repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any equity securities, Trust Units, or similar ownership interests of SCI or Simmons Canada, or obligating SCI or Simmons Canada to grant, extend, accelerate the vesting of or enter into any such option, warrant, phantom share, stock unit, stock appreciation right, other equity-based award, equity security, call, right, subscription, commitment or agreement. There are no outstanding bonds, debentures, or other evidences of indebtedness of SCI or Simmons Canada having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the Trust Unitholders on any matter. Except as contemplated by this Agreement, there is no voting trust, proxy, registration rights agreement, rights plan, anti-takeover plan or other Contract or understanding to which SCI or Simmons Canada is a party or by which they are bound with respect to any equity security, Trust Unit or similar ownership interest of any class of SCI or Simmons Canada.

3.4	Authority Relative to this Agreement; Title to Common Shares and Notes.

(a)
Each of SCI and Simmons Canada has all necessary power (in the case of SCI) and corporate power (in the case of Simmons Canada), respectively, and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the receipt of the Trust Unitholder Approval, to consummate the Transactions. The execution, delivery and performance by each of SCI and Simmons Canada of this Agreement and the consummation by each of SCI and Simmons Canada of the Transactions have been duly and validly authorized by all necessary trust action on the part of SCI and by all necessary corporate action on the part of Simmons Canada, and no other trust proceedings on the part of SCI or corporate proceedings on the part of Simmons Canada are necessary to authorize this Agreement, or to consummate the Transactions, other than the Trust Unitholder Approval and the approval of the Proxy Circular by the Board prior to mailing of the Proxy Circular. This Agreement has been duly and validly executed and delivered by each of SCI and Simmons Canada and, assuming the due authorization, execution and delivery by Simmons and Bidco, constitutes a valid, legal and binding obligation of SCI and Simmons Canada, enforceable against SCI and Simmons Canada in accordance with its respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought and (iii) the Currency Act (Canada) precludes a court in Canada from rendering judgment in any currency other than Canadian currency.

(b)
The Board, upon receiving the recommendation of the Special Committee and after consultation with its financial advisors, has: (i) determined that the consideration per Trust Unit to be received by the Trust Unitholders upon the redemption of the Trust Units is fair to the Trust Unitholders and in the best interests of SCI; (ii) authorized and approved this Agreement and the Transactions; and (iii) resolved to support and to recommend that Trust Unitholders vote in favour of the Unitholders Resolution at the Meeting in order to obtain Trust Unitholder Approval.

(c)
SCI is the registered and beneficial owner of the Common Shares and the Notes. SCI has good and marketable title to such Common Shares and Notes, free and clear of any Lien, except for restrictions on transfer imposed by applicable Securities Laws. SCI has the full, absolute and entire power, legal right and authority to sell, transfer, assign and deliver such Common Shares and Notes as provided in this Agreement. Upon delivery of the Common Shares and Notes to Bidco and payment therefor pursuant hereto, such Common Shares will be owned of record and beneficially by Bidco and good and marketable title to such Common Shares, free and clear of any Lien, except for restrictions on transfer imposed by applicable Securities Laws, will pass to Bidco.

3.5	No Conflict; Required Filings and Consents.

(a)
The execution, delivery and performance by each of SCI and Simmons Canada of this Agreement and the consummation by each of SCI and Simmons Canada of the Transactions, does not and will not, subject to obtaining the Trust Unitholder Approval and receipt of the Approvals referred to in Section 3.5(a) of the Disclosure Schedule or 3.5(b) below, (i) contravene, conflict with or result in a violation or breach of any provision of the Charter Documents; (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to SCI or Simmons Canada or by which its or any of their respective properties is bound or affected; (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which SCI or Simmons Canada is entitled under (A) any provision of any Contract binding upon SCI or Simmons Canada or (B) any license, permit, franchise, certificate, approval or other similar authorization (a “Permit”) held by, or affecting, or relating in any way to, the assets or business of, SCI or Simmons Canada; or (iv) result in the creation or imposition of any Lien on any asset of SCI or Simmons Canada, in each case other than such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SCI or Simmons Canada.

(b)
The execution, delivery and performance by each of SCI and Simmons Canada of this Agreement and the consummation by each of SCI and Simmons Canada of the Transactions does not, and shall not, require any Approval, action by or in respect of, filing with or notification to, any Governmental Entity, to be made or obtained by SCI or Simmons Canada, except for (A) the filing with the Canadian Securities Regulatory Authorities and the mailing to the Trust Unitholders of the Proxy Circular, (B) such other filings, authorizations, decisions or orders as may be required by the rules and regulations of the TSX, and (C) any other Approvals or Permits, which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Simmons Canada.

3.6	Compliance; Permits.

(a)
Each of SCI and Simmons Canada is, and at all times since January 1, 2003 has been, in compliance with all Laws and Orders applicable to it or by which its properties are bound or affected, other than the violation of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SCI or Simmons Canada.

(b)
Neither SCI nor Simmons Canada is in conflict with, or in default or violation of, (i) any Law or Order applicable to SCI or Simmons Canada or by which its or any of their respective properties is bound or affected, or (ii) any Contract, Permit or other instrument or obligation to which SCI or Simmons Canada is a party or by which SCI or Simmons Canada or its or any of their respective properties is bound or affected; except, in each case, for any conflicts, defaults or violations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SCI or Simmons Canada. No investigation or review by any Governmental Entity is pending or, to the Knowledge of SCI and Simmons Canada, threatened against SCI or Simmons Canada.

(c)	SCI is in compliance in all material respects with the applicable listing requirements of the TSX.

(d)
Simmons Canada owns, possesses or has obtained, and is in compliance with, all Permits of or from any Governmental Entity necessary to conduct its business as now conducted, except for such failures which have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Simmons Canada.

3.7	Reports; Financial Statements.

(a)
Since January 1, 2003, SCI has filed with the Canadian Securities Regulatory Authorities and the TSX the forms, reports and documents, including financial statements, annual information forms, material change reports and management proxy circulars required to be filed by SCI under applicable Securities Laws (collectively, the “Documents”). The Documents are publicly and freely available on www.sedar.com. The Documents, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the requirements of applicable Securities Laws and did not contain any Misrepresentation as at the respective dates of such filed Documents. SCI has not filed any confidential material change report with the Canadian Securities Regulatory Authorities or any other securities authority or regulator or any stock exchange or other self-regulatory authority which as of the date hereof remains confidential. Simmons Canada is not required to file any reports or other documents with any of the Canadian Securities Regulatory Authorities or the TSX.

(b)
The annual audited consolidated financial statements of SCI as at, and for the financial year ended, December 31, 2005, and the quarterly unaudited consolidated financial statements as at, and for the six-months ended June 30, 2006 (including in each case, any related notes thereto) contained in the Documents (the “Financial Statements”) have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of SCI and Simmons Canada as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments consistently applied and provided that such unaudited interim financial statements may omit notes which are not required in the unaudited financial statements).

(c)
The books and records of SCI and Simmons Canada, in all material respects, have been maintained in accordance with good business practices on a basis consistent with prior years, state in reasonable detail the material transactions and dispositions of the assets of SCI and Simmons Canada and accurately and fairly reflect the basis for the Financial Statements. SCI and Simmons Canada have designed and maintained disclosure controls and procedures to ensure that material information relating to SCI and Simmons Canada is made known to management of SCI and Simmons Canada by others within those entities, and designed and maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements, including that (A) transactions are executed in accordance with management’s general or specific authorization; and (B) transactions are recorded as necessary (x) to permit preparation of consolidated financial statements in conformity with Canadian GAAP and (y) to maintain accountability of the assets of SCI and Simmons Canada. The management of SCI and Simmons Canada have disclosed to SCI’s and Simmons Canada’s auditors and the audit committee of Simmons Canada all significant deficiencies in the design or operation of internal controls which could adversely affect SCI’s or Simmons Canada’s ability to record, process, summarize and report financial data and have identified for SCI’s or Simmons Canada’s auditors any material weaknesses in internal controls and any fraud, whether or not material, that involves management or other employees who have a significant role in SCI’s or Simmons Canada’s internal controls. Management has not made any such disclosure to SCI’s and Simmons Canada’s auditors and the audit committee of Simmons Canada.

3.8	No Undisclosed Liabilities.

(a)
Simmons Canada has no liabilities (absolute, accrued, contingent, determined, determinable or otherwise) or obligations, in each case, of the type that would be required to be disclosed on a consolidated balance sheet of SCI (or the notes thereto) and there is no existing condition, situation or set of circumstances that could be reasonably expected to result in such a liability or obligation, except (i) liabilities or obligations fully reflected or reserved against in SCI’s balance sheet as of December 31, 2005 (or the notes thereto), included in the Financial Statements, (ii) liabilities or obligations disclosed in any Document filed after December 31, 2005 and prior to the date of this Agreement, (iii) liabilities incurred since December 31, 2005 in the ordinary course of business consistent with past practice, (iv) obligations arising pursuant to the terms of the Contracts disclosed pursuant to Section 3.18 (or not required to be so disclosed) or (v) liabilities or obligations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Simmons Canada.

(b)
SCI has no liabilities (absolute, accrued, contingent, determined, determinable or otherwise) or obligations, in each case, of the type that would be required to be disclosed on a consolidated balance sheet of SCI (or the notes thereto) and there is no existing condition, situation or set of circumstances that could be reasonably expected to result in such a liability or obligation, except (i) liabilities or obligations fully reflected or reserved against in SCI’s balance sheet as of December 31, 2005 (or the notes thereto), included in the Financial Statements, (ii) liabilities or obligations disclosed in any Document filed after December 31, 2005 and prior to the date of this Agreement, (iii) liabilities or obligations which would not reasonably be expected to be $100,000 or more in the aggregate, or (iv) intercompany liabilities from time to time existing.

3.9	Absence of Certain Changes or Events.

Except as disclosed in the Documents filed prior to the date hereof, since December 31, 2005, the business of Simmons Canada and SCI has been conducted in the ordinary course consistent with past practices and there has not been: (i) any event, occurrence or development of a state of circumstances or facts which has had or would, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect on SCI or Simmons Canada, (ii) any material revaluation by SCI or Simmons Canada of any of its assets, including, writing down the value of capitalized inventory or writing off notes or accounts receivable or any material sale of assets of Simmons Canada or SCI, (iii) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of Simmons Canada or SCI, (iv) any material Contract cancelled, terminated, or materially adversely modified, or (v) any loss or threatened loss of any of Simmons Canada’s top five (5) customers and top two (2) buying groups, as measured by the dollar amount of purchases in fiscal year 2005. Notwithstanding the foregoing, and without limiting the generality of the foregoing, since December 31, 2005, neither Simmons Canada nor SCI has:

(a)	amended its Charter Documents;

(b)	acquired (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material business;

(c)
other than pursuant to Contracts in effect as of the date hereof and other than sales of inventory in the ordinary course of business consistent with past practice, sold, leased, licensed (as licensor or licensee), assigned, encumbered or otherwise transferred in one transaction or any series of related transactions, any material assets or material rights;

(d)
incurred, assumed or guaranteed any indebtedness for borrowed money or issued or sold any debt securities or warrants or other rights to acquire debt securities or entered into any transactions to maintain the financial condition of any other Person, other than short-term borrowings in the ordinary course of business and in amounts and on terms consistent with past practices;

(e)
made any loan, advance or capital contribution to or investment in any Person, other than (i) loans, advances or capital contributions to or investments in Simmons Canada, (ii) in connection with acquisitions described in Section 3.9(c) above, or (iii) in the ordinary course of business consistent with past practice, to the extent not individually or in the aggregate material to Simmons Canada;

(f)
changed its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in Canadian GAAP or by Law and concurred in by SCI’s external auditors or its fiscal year;

(g)
settled, or proposed to settle, any Action or liability to the extent such settlement provided for any injunctive relief or other material restriction on the business of Simmons Canada or any admission by SCI or Simmons Canada of liability or wrongdoing of $100,000 or more in the aggregate, or required a payment of $100,000 or more in the aggregate (whether or not covered by insurance); or

(h)
except as set forth in Section 3.9 of the Disclosure Schedule, made, changed or revoked any Tax election, settled or compromised any Tax claim or liability or entered into a settlement or compromise, or changed (or made a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes, or prepared or filed any Return or financial statements (or any amendment thereof) unless such Return or financial statements shall have been prepared in a manner consistent with past practice.

3.10	Absence of Litigation.

(a)
Except as set forth in Section 3.10 of the Disclosure Schedule, there is no Action or investigation of any kind that has been commenced or, to the Knowledge of SCI and Simmons Canada, threatened against or affecting, SCI or Simmons Canada or any of their respective properties, rights or assets before any Governmental Entity, except for those Actions and investigations that are not reasonably likely to result in losses or liabilities of $100,000 or more in the aggregate.

(b)	Neither SCI nor Simmons Canada, nor any of their respective properties, rights or assets, is subject to any outstanding Order.

3.11	Employee Plans.

(a)
Section 3.11(a) of the Disclosure Schedule sets forth a correct and complete list of all material Simmons Canada Employee Plans. With respect to the Simmons Canada Employee Plans, no event has occurred and there exists no condition or set of circumstances in connection with which Simmons Canada could be subject to any liability that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SCI or Simmons Canada under any applicable Laws. Current and complete copies of all written Simmons Canada Employee Plans (or, where oral, written summaries of the material terms thereof) have been provided or made available to Simmons and Bidco, together with current and complete copies of all material documents relating to the Simmons Canada Employee Plans, including, as applicable: (i) all documents establishing, creating or amending one or more of the Simmons Canada Employee Plans; (ii) all trust agreements and funding agreements; (iii) all insurance contracts, investment management agreements, subscription and participation agreements; (iv) the three (3) most recent financial statements, accounting statements and actuarial reports; (v) copies of all material correspondence with the applicable Governmental Authorities with respect to each Simmons Canada Employee Plan; and (vi) all booklets, summaries, manuals and written communications of a general nature distributed or made available to any employees or former employees concerning any Simmons Canada Employee Plan.

(b)
Each of the Simmons Canada Employee Plans has been established, maintained, amended, funded, invested and administered in compliance in all material respects with its terms, all employee plan summaries and booklets, any applicable collective agreement and all applicable Laws; and to the Knowledge of SCI and Simmons Canada, none of Simmons Canada nor SCI has received, in the last six (6) years, any written notice from any Person or Governmental Authority questioning or challenging such compliance and have no Knowledge of any such notice within the past 6 years from any Governmental Authority questioning or challenging such compliance beyond the last 6 years.

(c)
All obligations of SCI and Simmons Canada required to be performed in connection with the Simmons Canada Employee Plans and pension fund established therefore up to the date hereof have been performed, except for such obligations, the non-performance of which are not reasonably likely to result in losses or liabilities of $100,000 or more in the aggregate, and there are no outstanding defaults or violations by any party thereto. All required contributions and/or premiums to be made under the Simmons Canada Employee Plans have been fully paid to the date hereof in a timely fashion in accordance with the terms of that Simmons Canada Employee Plan and all applicable Laws, and no taxes, penalties or fees are owing or exigible under any Simmons Canada Employee Plan, and there are no liabilities or contingent liabilities in respect of any pension, benefit or compensation plan that has been discontinued in whole or in part. Except as set forth in Section 3.11(c) of the Disclosure Schedule, no unfunded liability, solvency deficiency, wind up deficiency, unpaid special payment or experience deficiency, whether due or not, exists with respect to any Simmons Canada Employee Plan.

(d)
No material changes have occurred in respect of any Simmons Canada Employee Plan since the date of the most recent financial, accounting, actuarial or other report, as applicable, issued in connection with such Simmons Canada Employee Plan, which could reasonably be expected to materially adversely affect the relevant report (including rendering it misleading in any material respect).

(e)
Except as set forth in Section 3.11(e) of the Disclosure Schedule, no Simmons Canada Employee Plan promises or provides retiree health benefits or retiree life insurance benefits or any other non-pension post-retirement benefits to any person.

(f)
None of the Simmons Canada Employee Plans requires or permits a retroactive increase in premiums or payments, or requires additional payments or premiums on the termination of any Simmons Canada Employee Plan or insurance contract in respect thereof, and the level of insurance reserves, if any, under any insured Simmons Canada Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(g)
No event has occurred respecting any registered Simmons Canada Employee Plan which would result in the revocation of the registration of such Simmons Canada Employee Plan (where applicable) or entitle any Person (without the consent of SCI or Simmons Canada) to wind-up or terminate any Simmons Canada Employee Plan, in whole or in part, or which could otherwise reasonably be expected to adversely affect the tax status of any such Simmons Canada Employee Plan.

(h)
None of Simmons Canada, SCI, any of its Subsidiaries, or to the Knowledge of SCI and Simmons Canada, any administrator or fiduciary in respect of one or more of the Simmons Canada Employee Plans or any agent of any of the foregoing have been in breach of any fiduciary obligation with respect to the administration of the Simmons Canada Employee Plans or have engaged in any transaction or have acted or failed to act in a manner which would subject such Person to any liability for breach of fiduciary duty under applicable Laws.

(i)
There are no outstanding Actions pending or, to the Knowledge of SCI and Simmons Canada, threatened concerning the assets for the Simmons Canada Employee Plans (other than routine claims for the payment of benefits submitted by members or beneficiaries in the normal course), or affecting any Simmons Canada Employee Plan which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Simmons Canada, SCI or any of its Subsidiaries or on any Simmons Canada Employee Plan maintained as of the Closing Date.

(j)
Except as set forth in Section 3.11(j) of the Disclosure Schedule, with respect to any Simmons Canada Employee Plan that is a registered pension plan, except in accordance with the terms of the respective pension plan (and applicable funding agreement) and applicable Laws, no Person has (i) withdrawn any funds from the pension plan, (ii) merged the pension plan with another registered pension plan, (iii) transferred assets from another registered pension plan to the pension plan, (iv) taken a contribution holiday in respect of the pension plan, (v) used assets from the pension plan to pay plan administration expenses of the respective pension plan, or (vi) converted the pension plan from defined benefit to defined contribution.

(k)
Except as set forth in Section 3.11(k) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any employee of Simmons Canada, (ii) increase any benefits otherwise payable under any Simmons Canada Employee Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Simmons Canada Employee Plan, or (iv) require any contributions or payments to fund any obligations under any Simmons Canada Employee Plan.

(l)
No condition exists that would prevent SCI or Simmons Canada from amending or terminating any Simmons Canada Employee Plan, other than any limitations imposed by applicable Laws and the terms of such Simmons Canada Employee Plan.

(m)
SCI has made available to Simmons and Bidco prior to the date hereof current and complete summaries of the terms of, or copies of, all employment contracts, severance agreements, gross-ups and option agreements. All documents delivered or to be delivered to Simmons and Bidco (including all employee data necessary to administer each Simmons Canada Employee Plan) are true, correct, complete and (where applicable) up-to-date.

(n)
Except as set forth in Section 3.11(n) of the Disclosure Schedule, no Simmons Canada Employee Plan is a multi-employer pension plan as defined under the provisions of any federal or provincial pension standards legislation (a “MEPP”). The sole obligation of Simmons, SCI or any of its Subsidiaries to or in respect of any MEPPs is to make monetary contributions to the MEPPs in the amounts and in the manner set forth in the applicable MEPP, collective agreement or participation agreement.

3.12	Labour Matters.

(a)
There are no Actions, labour disputes or grievances pending, or, to the Knowledge of SCI and Simmons Canada, threatened or reasonably anticipated, relating to any Laws relating to employees (which, for the purposes of Section 3.12, includes employees, dependent and independent contractors of Simmons Canada), including labour relations, occupational health and safety, workers’ compensation, discrimination, workplace safety and insurance, pay equity, employment standards and employment equity, including charges of unfair labour practices, discrimination or human rights complaints or any Actions relating to employees, which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Simmons Canada. Simmons Canada has not engaged in any unfair labour practices within the meaning of the Labour Relations Act (Ontario) and there are no outstanding Orders or pending settlements which place any obligation upon Simmons Canada to do or refrain from doing any act, in each case which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Simmons Canada.

(b)
Simmons Canada is in compliance with all applicable Laws respecting employment, including employment standards, labour relations, occupational health and safety, workers’ compensation, human rights, pay equity, employment equity, workplace safety and insurance, terms and conditions of employment and wages and hours, in each case, with respect to employees, and has withheld, reported and remitted all amounts required by Law or by agreement to be withheld, reported and remitted with respect to wages, salaries and other payments to employees, except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Simmons Canada.

3.13	Title to Property.

(a)
Simmons Canada is the beneficial and registered owner of the Owned Real Property set forth in Section 3.13(a) of the Disclosure Schedule, with good and marketable title thereto, and has a good and valid leasehold interest in the Leased Real Property set forth in Section 3.13(a) of the Disclosure Schedule, free and clear of all Liens.

(b)
No notice of any non-compliance with any applicable Laws has been received by Simmons Canada in connection with any Simmons Canada Properties from any Governmental Entity in the past five (5) years which, to the Knowledge of SCI and Simmons Canada, has not been complied with to such Governmental Entity's satisfaction and which would be reasonably likely to result in losses or liabilities of $100,000 or more in the aggregate.

(c)
No notice advising of any defects in the construction, state of repair or state of completion of the buildings located on any of the Simmons Canada Properties nor ordering or directing that any alteration, repair, improvement or other work be done with respect thereto or relating to non-compliance with any building permit, building or land use by-law, ordinance, order or regulation, or relating to any threatened or impending condemnation has been received by Simmons Canada from any Governmental Entity in the past five (5) years which, to the Knowledge of SCI and Simmons Canada, has not been complied with to such Governmental Entity's satisfaction.

(d)
Except as set forth on Section 3.13(d) of the Disclosure Schedule, the buildings located on the Simmons Canada Properties are in good working order and condition and are in a good state of repair having regard to their age, use and reasonable wear and tear excepted.

(e)	There is free access to and from the Simmons Canada Properties for loading and all other purposes to a public roadway subject to Permitted Encumbrances.

(f)
To the Knowledge of SCI and Simmons Canada, no portion of any of the Simmons Canada Properties has been designated as a historic site by any Governmental Entity having jurisdiction and no buildings located on the Simmons Canada Properties has been designated by any such body as being of sufficient historical interest that a demolition permit is not available for such building.

(g)
Each of the leases for the Leased Real Property is in full force and effect. Simmons Canada is not in default or breach of, nor has Simmons Canada received any notice of default or termination under, any of the leases in respect of the Leased Real Property, except where such default, breach or termination does not have or could reasonably be expected to have individually or in the aggregate a Material Adverse Effect on Simmons Canada.

(h)
To the Knowledge of SCI and Simmons Canada, each of the landlords of each Leased Real Property location is in compliance with its obligations under the Leased Real Property leases and Simmons Canada has not given notice of default to any landlord.

3.14	Insurance.

Section 3.14 of the Disclosure Schedule sets forth a correct and complete list of all insurance policies (including name of insurer, policy number, policy term and information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by SCI or Simmons Canada (collectively, the “Insurance Policies”). The Insurance Policies (i) have been issued by insurers which, to the Knowledge of SCI and Simmons Canada, are reputable and financially sound, (ii) to the Knowledge of SCI and Simmons Canada, provide coverage for the operations conducted by SCI and Simmons Canada of a scope and coverage consistent with customary practice in the industries in which SCI and Simmons Canada operate and (iii) are in full force and effect to and including the Closing Date. Neither SCI nor Simmons Canada is in breach or default, except for any breach or default which is not reasonably likely to result in losses or liabilities of $100,000 or more in the aggregate, and neither SCI nor Simmons Canada has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Insurance Policies. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any Insurance Policy.

3.15	Taxes.

(a)
Definition of Taxes. For the purposes of this Agreement, “Tax” and “Taxes” means any and all taxes, charges, fees, levies or other assessments imposed by Laws, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, profits taxes, disability taxes, registration taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, development taxes, education taxes, business taxes, social services taxes, surtaxes, land transfer taxes, harmonized sales taxes, withholding taxes or other withholding obligations, net worth taxes, recording taxes, capital stock taxes, payroll taxes, employment taxes, excise taxes, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services taxes, service use taxes, customs duties or other governmental charges, estimated or other taxes, assessments, charges, duties or imposts of any kind whatsoever, together with any interest, penalties, additional taxes, additions to tax or other amounts imposed by any taxing authority with respect to the foregoing, and any liability for any such amounts imposed with respect to any other Person, including under Section 160 of the ITA or any agreements or arrangements or any liability for taxes of a predecessor or transferor entity.

(b)	Taxes.

(i)
All material Tax returns, statements, reports, forms and similar statements (including estimated Tax returns, claims for refunds, amended returns and reports and information returns and reports) required to be filed with any taxing authority by or on behalf of SCI or Simmons Canada (collectively, the “Returns”), were filed when due (taking into account any applicable extension periods) in accordance with all applicable Laws and were correct and complete in all material respects.

(ii)
SCI and Simmons Canada have timely paid, or withheld and remitted to the appropriate taxing authority, all Taxes due and payable by any of them under any applicable Law, except for any non-payment or failure to withhold which is not reasonably likely to result in losses or liabilities of $100,000 or more in the aggregate.

(iii)
The charges, accruals and reserves for Taxes with respect to SCI and Simmons Canada reflected on the Financial Statements (whether or not due and whether or not shown on any Return but excluding any provision for deferred income Taxes) are adequate under Canadian GAAP to cover Taxes accruing through the date thereof.

(iv)
Except as set forth on Section 3.15(b) of the Disclosure Schedule, there is no Action (including under any indemnification or Tax-sharing agreement) assessment, reassessment or audit now pending or threatened in writing against or in respect of any Tax or “tax asset” of SCI or Simmons Canada, except as would not reasonably be likely to result in losses or liabilities of $100,000 or more in the aggregate. For purposes of this Section 3.15, the term “tax asset” shall include any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes.

(c)	Tax Status. SCI has been since its creation, and will continue to be until Closing, a mutual fund trust for purposes of the ITA.

3.16	Environmental Matters.

Except as set forth in Section 3.16 of the Disclosure Schedules:

(a)
(i) To the Knowledge of SCI and Simmons Canada, no Hazardous Substance has been discharged, disposed of, dumped, pumped, deposited, spilled, leaked, emitted or released by SCI or Simmons Canada or, is otherwise present at, on, under or from any property now or previously owned, leased or operated by Simmons Canada or any predecessor entity (“Property”) in such manner or quantity that exceeds remediation criteria or standards under any applicable Environmental Laws and as would require investigation or reporting or other response, action, remediation (either by Simmons Canada or for which Simmons Canada would otherwise be liable) under any applicable Environmental Laws or as would adversely affect the business or operations of Simmons Canada and (ii) to the Knowledge of SCI and Simmons Canada, there are no liabilities of Simmons Canada arising out of any Environmental Laws or any agreement with a third party relating to, at, on, under or about any property, including a Property or otherwise, except for such liabilities that do not exceed $100,000 in the aggregate. For the purposes of this Agreement, “Environmental Laws” shall mean all Laws and Orders of any international, provincial, federal, state, local and any other Governmental Entity that relate to or otherwise impose liability or standards of conduct concerning discharges, spills, releases or threatened releases of noises, odors or any Hazardous Substances into, or the presence of noises, odors or any Hazardous Substances in, ambient air, ground or surface water or land, municipal or other works or otherwise relating to environmental or health matters or the manufacture, processing, generation, labeling, distribution, use, treatment, storage, discharge, release, disposal, clean up, transport or handling of hazardous substances.

(b)
The operations of Simmons Canada are in compliance in all respects with all applicable Environmental Laws and any applicable Law regulating, relating to or imposing liability or standards of conduct concerning occupational health and/or safety (“Occupational Health and Safety Law”), except for any non-compliance that is not reasonably likely to result in losses or liabilities of $100,000 or more in the aggregate.

(c)
(i) Simmons Canada holds all material permits under or pursuant to applicable Environmental Laws (the “Environmental Permits”) necessary for the conduct of Simmons Canada’s business as conducted currently and through the most recent fiscal year, (ii) all such Environmental Permits are valid and in full force and effect and are being complied with, and (iii) neither SCI nor Simmons Canada has received any notice that any material Environmental Permits will be revoked, adversely modified or not renewed, and to the Knowledge of SCI and Simmons Canada there is no basis for revoking, adversely modifying or refusing to renew any such Environmental Permits.

(d)
No Order or Action is pending, and to the Knowledge of SCI and Simmons Canada, no Order or Action has been threatened, by any Governmental Entity or third party including a notice of responsibility, notice of violation, notice of intent to bring a “citizens’ suit” against or, to the Knowledge of SCI and Simmons Canada, affecting Simmons Canada concerning any alleged violation of or liability under any Environmental Law, Occupational Health and Safety Law or concerning any Hazardous Substance.

(e)
To the Knowledge of SCI and Simmons Canada, there has been no release of Hazardous Substance to the environment (including the workplace environment) resulting in exposure of any Person to any Hazardous Substance in a manner that would be reasonably likely to result in liability to Simmons Canada of more than $100,000 in the aggregate.

(f)
To the Knowledge of SCI and Simmons Canada no Environmental Lien is pending; and no Environmental Lien has been threatened against or affecting Simmons Canada, or any Simmons Canada Properties. “Environmental Lien” means any Lien in favour of any Governmental Entity arising under Environmental Laws.

(g)
None of the current directors or officers of Simmons Canada, in their capacity as such, has ever been convicted of any offence for non-compliance with any Environmental Law or Occupational Health and Safety Law, been fined or otherwise penalized for non-compliance with an Environmental Law or Occupational Health and Safety Law or settled any prosecution for non-compliance with Environmental Laws or Occupational Health and Safety Law short of conviction.

(h)
Simmons Canada has not used any Simmons Canada Properties in whole or in part, or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose, transfer, use, produce or process Hazardous Substances except in compliance in all respects with all applicable Environmental Laws and Occupational Health and Safety Laws, except for any non-compliance that is not reasonably likely to result in losses or liabilities of $100,000 or more in the aggregate.

(i)
SCI and Simmons Canada have provided Simmons with copies of all material documents, records and information concerning any environmental or occupational health and safety matter relevant to Simmons Canada or to any property now, or formerly operated or leased by Simmons Canada including documentation regarding waste disposal, reports or correspondence related to environmental or health and safety matters issued by any Governmental Entity, analysis and monitoring data for soil, ground water and surface water and all material third party reports pertaining to any environmental assessments or audits that were obtained by, or in the possession or control of SCI and/or Simmons Canada.

(j)
To the Knowledge of SCI and Simmons Canada, no polychlorinated-biphenyls (“PCBs”) or equipment containing PCBs, asbestos or asbestos containing materials, or toxic mould are present in any Simmons Canada Properties, nor are there any active or, to the Knowledge of SCI and Simmons Canada, abandoned underground storage tanks or above ground storage tanks, present at Simmons Canada Properties.

3.17	Intellectual Property.

(a)
All issued patents, published patent applications, registered copyrights, registered trade and service marks, applications to register trade or service marks, registered domain names, unregistered marks owned by SCI or Simmons Canada that are material to the business of SCI or Simmons Canada (collectively, the “Registered Intellectual Property”) are set forth in Schedule 3.17(a) of the Disclosure Schedule. SCI and Simmons Canada own all rights, title and interests in and to the Registered Intellectual Property, and no Registered Intellectual Property is encumbered by any Lien. All of the Registered Intellectual Property is valid, and enforceable, and neither SCI nor Simmons Canada has any reason to believe that any item of Registered Intellectual Property is abandoned, invalid or unenforceable.

(b)
Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Simmons Canada, Simmons Canada is the owner or has the right to use all Intellectual Property and Proprietary Subject Matter used in the conduct of its business as it is currently conducted free and clear of all Liens, and shall continue to have such right upon the completion of the Transactions.

(c)
Except as set forth in Schedule 3.17(c) of the Disclosure Schedule, there are no Orders pending or, to the Knowledge of SCI and Simmons Canada, threatened Actions, respecting the ownership, validity, enforceability or use of any Simmons Canada Owned Intellectual Property or Simmons Canada Owned Proprietary Subject Matter, and to the Knowledge of SCI and Simmons Canada, no facts or circumstances exist as a valid basis for same.

(d)
To the Knowledge of SCI and Simmons Canada, neither SCI nor Simmons Canada is infringing or, within the three (3) years preceding the Closing has infringed, misappropriated, diluted, or otherwise violated the Intellectual Property Rights of any third party; or the rights of any third party in their Proprietary Subject Matter. Except as set forth in Schedule 3.17(d) of the Disclosure Schedule, to the Knowledge of SCI and Simmons Canada, no third party is currently infringing, misappropriating or otherwise violating the Simmons Canada Owned Intellectual Property, the Simmons Canada Owned Proprietary Subject Matter, or any other Intellectual Property Rights or Proprietary Subject Matter that is exclusively licensed to SCI or Simmons Canada.

(e)
SCI and Simmons Canada have taken all reasonable actions to obtain, maintain and protect Simmons Canada Owned Intellectual Property and Simmons Canada Owned Proprietary Subject Matter, including obtaining the assignment of Intellectual Property Rights in Simmons Canada Owned Intellectual Property from all employees and contractors who invented, authored or otherwise contributed thereto, and taking commercially reasonable steps to maintain the secret and confidential nature of any trade secrets or confidential Proprietary Subject Matter in their possession, custody or control.

(f)
SCI and Simmons Canada maintain policies and procedures regarding the security and privacy of data on or regarding individuals that are commercially reasonable and, in any event, in compliance in all respects with all applicable Laws, except for any non-compliance that is not reasonably likely to result in losses or liabilities of $100,000 or more in the aggregate. To the Knowledge of SCI and Simmons Canada there has been no material security breaches relating to, violations of any security policy regarding or any unauthorized access of any data containing the personally identifiable information of individuals; and the use and dissemination by SCI or Simmons Canada of any such data (including consumers of its or its customers’ products and services, or users of any web sites) is in compliance in all respects with all applicable privacy policies and Laws, except for any non-compliance that is not reasonably likely to result in losses or liabilities of $100,000 or more in the aggregate. The Transactions contemplated to be consummated hereunder, including the transfer of data from Canada to the United States, will not violate in any respect any applicable privacy policy or Laws relating to the use, dissemination, or transfer of data on or regarding individuals, except for any non-compliance that is not reasonably likely to result in losses or liabilities of $100,000 or more in the aggregate.

3.18	Agreements; Contracts and Commitments.

Set forth in Section 3.18 of the Disclosure Schedule is a list of each of the following to which Simmons Canada or SCI is a party: (A) Contracts that purports to limit, curtail or restrict the ability of Simmons Canada or any of their existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons to whom Simmons Canada or any of their existing or future Subsidiaries or Affiliates may sell products or deliver services; (B) Contracts for the licensing, acquisition, sale or lease of material properties, Intellectual Property Rights, or assets (by merger, purchase or sale of stock or assets or otherwise); (C) loans or credit agreements, mortgages, indentures, notes or other Contracts or instruments evidencing indebtedness for borrowed money by Simmons Canada or any Contracts or instruments pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by Simmons Canada; (D) customer, dealer or supply Contracts that involve consideration in fiscal year 2005 in excess of $100,000 in the aggregate or that are reasonably likely to involve consideration in fiscal year 2006 or fiscal year 2007 in excess of $100,000 in the aggregate; (E) Contracts (other than customer, client or supply Contracts) that involve consideration (whether or not measured in cash) of greater than $100,000 in the aggregate; (F) Contracts with any labour union or association representing any employee of Simmons Canada; (G) to the extent material to the business or financial condition of Simmons Canada, taken as a whole, (1) lease or rental Contracts, (2) product design or development Contracts, (3) consulting Contracts, (4) indemnification Contracts, (5) license or royalty Contracts, or (6) merchandising, sales representative or distribution Contracts; and (H) commitments or agreements to enter into any of the foregoing (the Contracts and other documents required to be listed in Section 3.18 of the Disclosure Schedule, each a “Material Contract”). Simmons Canada has heretofore made available to Simmons and Bidco correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto. Except for breaches, violations or defaults which have not had and would not, individually or in the aggregate, have a Material Adverse Effect on Simmons Canada, (i) each of the Material Contracts is valid and in full force and effect and shall be in full force and effect after Closing, unamended (except as otherwise permitted pursuant to Section 5.1), and (ii) neither SCI nor Simmons Canada, nor to the Knowledge of SCI and Simmons Canada, any other party to a Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any such Material Contract, and neither SCI nor Simmons Canada has received written notice that SCI or Simmons Canada has breached, violated or defaulted under, any of the material terms or conditions of any of the Material Contracts. Neither Simmons Canada nor SCI is a party to, or otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction, other than any such transactions in the ordinary course of business.

3.19	Brokers.

Except for CIBC World Markets Inc., SCI and Simmons Canada have not incurred, nor will they incur, directly or indirectly, any liability for brokers' or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or the Transactions.

3.20	Opinions of Financial Advisor.

The Board has received from CIBC World Markets Inc. an opinion, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received by the Trust Unitholders pursuant to the Transactions is fair, from a financial point of view, to the Trust Unitholders.

3.21	Transactions with Affiliates, Shareholders, Officers, Directors and Others.

Neither SCI nor Simmons Canada has any indebtedness owing to any director, officer, member, shareholder, consultant, or employee of Simmons Canada or SCI (except for amounts due as normal salaries, wages, director fees, benefits or reimbursements of ordinary business expenses). No director, officer, member, shareholder, consultant, or employee of Simmons Canada or SCI now has, or on the Closing Date will have, indebtedness owing to Simmons Canada or SCI except for ordinary business expense advances. No officer, director, shareholder, member, consultant, employee or Affiliate of Simmons Canada or, to the Knowledge of SCI and Simmons Canada, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any Contract or transaction with SCI or Simmons Canada or has any material interest in any property used by SCI or Simmons Canada.

3.22	No Other Representations and Warranties.

Except for the representations and warranties contained in this Agreement, neither SCI nor Simmons Canada nor any other Person or its Subsidiaries makes any representation or warranty, express or implied, on behalf of SCI and Simmons Canada with respect to the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SIMMONS AND BIDCO

Simmons and Bidco represent and warrant to SCI as follows:

4.1	Organization and Qualification.

Each of Simmons and Bidco is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and each has the requisite corporate power and authority to own, lease and operate its respective properties and to carry on its respective business as now conducted.

4.2	Authority Relative to this Agreement.

(a)
Each of Simmons and Bidco has all necessary corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Simmons and Bidco of this Agreement and the consummation by Simmons and Bidco of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Simmons and Bidco, and no other corporate proceedings on the part of Simmons and Bidco are necessary to authorize this Agreement, or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Simmons and Bidco and, assuming the due authorization, execution and delivery by SCI and Simmons Canada, constitutes a valid, legal and binding obligation of Simmons and Bidco, enforceable against Simmons and Bidco in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought and (iii) the Currency Act (Canada) precludes a court in Canada from rendering judgment in any currency other than Canadian currency.

(b)	Each of Simmons’ and Bidco’s board of directors has unanimously authorized and approved this Agreement and the Transactions.

4.3	No Conflict; Required Filings and Consents.

(a)
Except as set forth in Section 4.3(a) of the Disclosure Schedule, the execution, delivery and performance by each of Simmons and Bidco of this Agreement and the consummation by each of Simmons and Bidco of the Transactions does not and will not, subject to the receipt of the Approvals referred to in Section 4.3(b), (i) contravene, conflict with or result in a violation or breach of any provision of its respective charter and by-laws, (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to Simmons or Bidco or by which it or any of its properties is bound or affected or (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which Simmons or Bidco is entitled under any provision of any Contract or other instrument binding upon Simmons or Bidco.

(b)
The execution, delivery and performance by Simmons and Bidco of this Agreement and the consummation by Simmons and Bidco of the Transactions does not require any Approval, action by or in respect of, filing with or notification to, any Governmental Entity, to be made or obtained by Simmons or Bidco, except for any Approvals or Permits, which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Simmons or Bidco.

4.4	Financial Resources.

Immediately prior to the Closing, Bidco shall be financially capable of completing the Transactions without recourse to funding sources external to Simmons other than such funding as is already committed. Simmons is financially capable of funding Bidco so that Bidco can complete the Transactions.

4.5	No Other Representations and Warranties.

Except for the representations and warranties contained in this Agreement, neither Simmons, Bidco nor any other Person makes any representation or warranty, express or implied, on behalf of Simmons or Bidco with respect to the Transactions.

ARTICLE V

CONDUCT PRIOR TO THE CLOSING

5.1	Conduct of Business by SCI and Simmons Canada.

During the period from the date of this Agreement to the Closing, except as otherwise expressly contemplated or permitted in this Agreement and except to the extent Simmons or Bidco shall otherwise give its prior written consent, Simmons Canada and SCI shall each: (i) conduct its business in the ordinary course consistent with past practice, except as may be required in order to comply with this Agreement; (ii) use its reasonable best efforts to comply in all material respects with applicable Laws; (iii) pay or perform its material obligations when due in the ordinary course in accordance and consistent with the previous practice of Simmons Canada, except those obligations contested in good faith by Simmons Canada or SCI and reserved for in the Financial Statements; and (iv) use its commercially reasonable efforts consistent with past practices to: (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees, (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings, and (D) preserve in all material respects the Simmons Canada Intellectual Property. Without limiting the generality of the foregoing, except as provided in Section 5.1 of the Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Simmons and Bidco, during the period from the date of this Agreement to the Closing, neither SCI nor Simmons Canada shall do any of the following:

(a)	amend its Charter Documents;

(b)
split, combine, subdivide or reclassify any Trust Units or shares of its capital stock or other equity interests or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities, except for distributions with respect to the Trust Units as may be declared on the last day of each month and paid on the 15th of the next successive month, all consistent with past practice and in the ordinary course, and dividends on the Common Shares and interest payments on the Notes sufficient to fund SCI in respect of such distribution, in each case with the usual amount, declaration, record and payment dates and in accordance with SCI’s past distribution policy;

(c)
adopt a plan or agreement of complete or partial liquidation, dissolution, winding up, merger, consolidation, amalgamation, restructuring, recapitalization or other material reorganization, or complete the reorganization described in SCI’s information circular dated March 30, 2006, except that SCI and Simmons Canada may expend up to $15,000 from the date hereof until the Closing Date and continue to hold update calls to work towards completing such reorganization prior to the Closing Date in order to implement such reorganization in a timely manner in the event of a termination of this Agreement pursuant to Section 8.1);

(d)
issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or other equity interests or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or other equity interests, other than (i) the issuance of Trust Units upon the exercise of Options outstanding on the date hereof or issued after the date hereof in compliance with the terms of this Agreement in accordance with their present terms, or (ii) issuances required pursuant to the conversion of convertible securities outstanding on the date hereof;

(e)	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material business;

(f)
other than pursuant to Contracts in effect as of the date hereof and other than sales of inventory in the ordinary course of business consistent with past practice, sell, lease, license (as licensor or licensee), assign, encumber or otherwise transfer in one transaction or any series of related transactions, any material assets or material rights;

(g)
incur, assume or guarantee any indebtedness for borrowed money or issue or sell any debt securities or warrants or other rights to acquire debt securities or enter into any transactions to maintain the financial condition of any other Person, other than short-term borrowings in the ordinary course of business and in amounts and on terms consistent with past practices;

(h)
make any loan, advance or capital contribution to or investment in any Person, other than (i) loans, advances or capital contributions to or investments in Simmons Canada, (ii) in connection with acquisitions permitted by Section 5.1(e), or (iii) in the ordinary course of business consistent with past practice, to the extent not individually or in the aggregate material to Simmons Canada;

(i)
change (i) its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in Canadian GAAP or by Law and concurred in by SCI’s external auditors or (ii) its fiscal year;

(j)	enter into, cancel, terminate, fail to renew or amend in any material respect any Material Contract or any Contract that would be a Material Contract if in effect on the date hereof;

(k)
settle, or propose to settle, any Action or liability to the extent such settlement (i) would provide for any injunctive relief or other material restriction on the business of Simmons Canada or any admission by SCI or Simmons Canada of liability or wrongdoing of $100,000 or more in the aggregate, or (ii) would require a payment of $100,000 or more in the aggregate (whether or not covered by insurance);

(l)
make any additional capital expenditures or commitments in excess of $500,000 in the aggregate; provided, however, no capital expenditures relating to Voice over IP (VOIP), AS/400 upgrade, Imaging Hardware/Software, or Security Hardware/Software, to the extent not previously expended or committed to prior to the date hereof, shall be made without the consent of Simmons;

(m)	take any action that would, or would reasonably be expected to, prevent or materially impair or delay the ability of SCI to consummate the Transactions;

(n)
fail to make any filing, pay any fee, or take any other action necessary to maintain any Simmons Canada Owned Intellectual Property or license granted under third party Intellectual Property Rights which are material to the operation of the business of SCI or Simmons Canada in the ordinary course;

(o)
increase the salary, bonus or compensation of any directors, officers or employees of SCI or Simmons Canada except for normal increases as a result of promotions of non-officer employees or normal increases of base pay, bonuses, compensation or benefits of non-officer employees, in each case in the ordinary course of business and consistent with past practices or as required by applicable Law, or make any other change in employment terms for any such Persons or promote any Person to a position that is an officer;

(p)
enter into any new, or amend any existing, employment agreement, except in the ordinary course of business and consistent with past practice with respect to employees who are not officers or directors of SCI or Simmons Canada, or enter into any new, or amend any existing, severance agreement or other Contract that would result in any payment or benefit to, any director, officer or employee of SCI or Simmons Canada or enter into any new pension, benefit or compensation Plan of Simmons Canada or amend any of the Simmons Canada Employee Plans;

(q)	enter into any new, or amend any existing, Contracts of guaranty, surety, insurance or indemnification, direct or indirect, of SCI or Simmons Canada;

(r)
(i) make, change or revoke any Tax election, settle or compromise any Tax claim or liability or enter into a settlement or compromise, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes, or (ii) prepare or file any Return or financial statements (or any amendment thereof) unless such Return or financial statements shall have been prepared in a manner consistent with past practice and Simmons Canada shall have provided Simmons and Bidco with a copy thereof (together with supporting papers) at least three (3) Business Days prior to the due date thereof for Simmons and Bidco to review and approve (such approval not to be unreasonably withheld or delayed); or

(s)	agree or commit to do any of the foregoing.

5.2	Changes in Pricing.

Prior to any pricing discussions with Simmons Canada’s top five (5) customers and top two (2) buying groups, as measured by the dollar amount of purchases in fiscal year 2005 (collectively, the “Material Customers”), Simmons Canada shall consult with Simmons regarding any proposed pricing changes and shall give Simmons a reasonable opportunity to provide input regarding the same; provided that, in no event shall Simmons Canada make any pricing reductions with a Material Customer which results in a forecasted decline in the overall gross profit dollars on such Material Customer’s account of five percent (5%) or more for fiscal year 2007 compared to the forecasted overall gross profit dollars for such account for fiscal year 2006 without the prior written consent of Simmons.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Confidentiality; Access to Information.

(a)
Confidentiality. The parties acknowledge that SCI, Simmons Canada and Simmons Company have previously executed a Confidentiality and Standstill Agreement, dated as of August 11, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b)
Access to Information. SCI and Simmons Canada will afford Simmons and Bidco and their accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to SCI’s and Simmons Canada's properties, books, records, Contracts and personnel during the period prior to the Closing to obtain all information concerning its business, properties, results of operations and personnel, as may be reasonably requested. At a mutually agreeable time prior to the Closing, Simmons Canada shall conduct a physical inventory and representatives of Simmons and Bidco shall be entitled to attend and observe. No information or knowledge obtained by Simmons or Bidco in any investigation pursuant to this Section 6.1(b) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions. Notwithstanding the foregoing, SCI or Simmons Canada may restrict the foregoing access to the extent that any Law (including Laws relating to the exchange of information and all applicable antitrust, competition and similar Laws, and attorney-client and other privileges) applicable to SCI or Simmons Canada requires SCI or Simmons Canada to restrict or prohibit such access. Simmons and Bidco will hold any information obtained pursuant to this Section 6.1(b) in confidence in accordance with, and otherwise subject to, the provisions of the Confidentiality Agreement.

6.2	No Solicitation.

(a)
SCI and Simmons Canada agree that neither shall, and shall direct and cause their employees, agents and representatives (including any investment banker, attorney or accountant retained by SCI or Simmons Canada) not to, directly or indirectly, initiate, solicit, encourage or otherwise knowingly facilitate any inquiries or the making by any third party (other than Simmons and Bidco) of any proposal or offer with respect to a purchase, merger, reorganization, share exchange, consolidation, amalgamation, arrangement, business combination, liquidation, dissolution, recapitalization or similar transaction involving any material portion of the consolidated assets of SCI or Simmons Canada or any units or shares of any class of equity securities of SCI or Simmons Canada (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). SCI and Simmons Canada further agree that neither they nor any of their officers and directors shall, and that they shall direct and cause their employees, agents and representatives (including any investment banker, attorney or accountant retained by SCI or Simmons Canada) not to, directly or indirectly, (i) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) execute or enter into, or publicly propose to accept or enter into an agreement with respect to an Acquisition Proposal, including a letter of intent, agreement in principle, option agreement, merger agreement, acquisition agreement or other agreement in furtherance of an Acquisition Proposal.

(b)
Notwithstanding the provisions of Section 6.2(a), nothing contained in this Agreement shall prevent SCI or the Board, from (A)  complying with Section 99 of the Securities Act (Ontario) and similar provisions of the Securities Laws of each of the other provinces and territories of Canada (it being understood that any such communication constituting a Change in Recommendation shall be made in compliance with Section 2.2 and the balance of this Section 6.2(b)) or from calling and holding a meeting of the Trust Unitholders if requisitioned by such Trust Unitholders; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board receives from the Person so requesting such information an executed confidentiality agreement on terms no less favourable in the aggregate to the disclosing party than those contained in the Confidentiality Agreement (including so-called “standstill” provisions); (C) effecting a Change in Recommendation in respect of an Acquisition Proposal; (D) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (E) concurrently with the termination of this Agreement by SCI pursuant to Section 8.1(h) and following payment by SCI of the Termination Fee to Simmons and Bidco pursuant to Section 8.3(b)(iii), entering into an agreement with respect to an Acquisition Proposal or any agreement referred to in clause (ii) of Section 6.2(a) with respect to an Acquisition Proposal if and only to the extent that:

(i)
in each such case referred to in clause (B), (C) or (D), (1) the Trust Unitholder Approval has not yet been obtained, (2) the Board determines in good faith after consultation with outside legal counsel that failure to take the foregoing action would be inconsistent with its fiduciary duties under applicable Law, (3) the Board, determines in good faith that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal; and

(ii)
in the case referred to in clause (E) above, prior to SCI effecting a termination of this Agreement pursuant to Section 8.1(h), (1) the Trust Unitholder Approval shall not have been obtained, (2) such party shall be in compliance with the provisions of this Section 6.2, (3) the Board shall have determined in good faith that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Bidco during the five (5) Business Day period referred to in clause (5) below; (4) SCI shall have notified Simmons and Bidco in writing, at least five (5) Business Days in advance of termination that it is considering terminating this Agreement pursuant to Section 8.1(h), specifying the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal and delivering the documents and information required to be delivered pursuant to Section 6.2(c); and (5) during such five (5) Business Day period, SCI shall have negotiated, and shall have made its financial and legal advisors available to negotiate, with Simmons and Bidco should Bidco elect to make such adjustments in the terms and conditions of this Agreement. As used herein, “Superior Proposal” means a bona fide written Acquisition Proposal to purchase or otherwise acquire, directly or indirectly, 50% or more of the securities or all or substantially all of the assets of SCI or Simmons Canada and that the Board concludes in good faith, after consultation with financial advisors and outside legal counsel, and taking into account all legal, financial, regulatory and other aspects of the proposal, is (a) more favourable, from a financial point of view, to the Trust Unitholders and (b) fully financed or reasonably capable of being fully financed, reasonably likely to receive all Approvals on a timely basis and otherwise reasonably capable of being completed on a timely basis.

(c)
SCI shall notify in writing Simmons and Bidco promptly (but in any event within 24 hours) if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and providing, within one (1) Business Day of receipt thereof, a copy of all documentation setting forth the terms of any such inquiry, proposal or offer, and thereafter shall keep Simmons and Bidco informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations (including by delivering any further documentation of the type referred to above).

(d)
SCI and Simmons Canada shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. SCI shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or Simmons Canada to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or Simmons Canada.

SCI shall not terminate, amend, modify or waive any provision of any confidentiality or standstill or similar agreement to which SCI or Simmons Canada is a party.

(e)	SCI shall take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2.

6.3	Public Announcements.

Simmons, Bidco, SCI and Simmons Canada shall use reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the Transactions shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange (in which case the disclosing party will use reasonable commercial efforts to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the Transactions) no party shall issue any press release or otherwise make any public statement or disclosure concerning this Agreement, the Transactions, or the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld or delayed.

6.4	Reasonable Best Efforts: Notification.

(a)
Each of Simmons, Bidco, Simmons Canada and SCI shall perform all obligations required or desirable to be performed by such party under this Agreement, cooperate with the other party in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the Transactions and, without limiting the generality of the foregoing, each party shall:

(i)
in the case of SCI, use its reasonable commercial efforts to obtain the Trust Unitholder Approval, except to the extent that the Board has effected a Change in Recommendation in compliance with the terms hereof (including Sections 2.2 and 6.2);

(ii)
apply for and use its reasonable commercial efforts to promptly obtain all Regulatory Approvals to be obtained by it and Simmons Canada, including all filings required under any applicable antitrust, competition or similar Laws and, in doing so, keep the other party reasonably informed, subject to ensuring that confidential competitively sensitive information is exchanged among outside counsel only, as to the status of the proceedings related to obtaining the Regulatory Approvals, including, but not limited to, (A) providing such other party with copies of all material related applications and notifications prepared for submission to any other Person or Governmental Entity, in draft form, in order for such other party to provide its reasonable comments and providing such other party with copies of all related material correspondence, (B) consulting with the other party to the extent practicable in advance of any meeting or conference with Governmental Entities or, in connection with any proceeding by a private party, with any other Person and, to the extent permitted by such Governmental Entities, to permit the other party to attend such meetings and conferences, in each case to the extent relating to the Transactions, and (C) receiving the prior written consent of the other party before agreeing to extend any waiting period under any foreign antitrust merger control Laws or enter into any agreement with the Federal Trade Commission or the United States Department of Justice or any other Governmental Entity regarding antitrust, competition or similar Laws;

(iii)	use its reasonable commercial efforts to obtain all necessary Approvals or consents required to be obtained by SCI or Simmons Canada from third parties in connection with the Transactions;

(iv)	use its reasonable commercial efforts to comply promptly with all requirements which applicable Laws may impose on SCI or Simmons Canada with respect to the Transactions;

(v)	in the case of Simmons Canada, use its reasonable commercial efforts to act and do all that is required by it to serve as Administrator;

(vi)
in the case of Simmons Canada, cooperate with Simmons in connection with converting Simmons Canada’s historical Canadian GAAP financial statements for 2003, 2004 and 2005 to generally accepted accounting principles in the United States; and

(vii)
promptly advise the other party orally and, if then requested, in writing of any event occurring subsequent to the date of this Agreement that, if uncured at the Closing, would render it incapable of satisfying any condition to be satisfied by it pursuant to Article VII.

6.5	Regulatory Filings.

Without limiting the generality of Section 6.4, as soon as may be reasonably practicable, SCI, Simmons and Bidco each shall file any merger notification forms required by the merger notification or control Laws of any applicable jurisdiction, which Simmons and Bidco and SCI reasonably determine to be necessary. SCI, Simmons Canada, Simmons and Bidco each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the competition or merger control authorities of any jurisdiction.

6.6	Indemnification.

From and after the Closing, Simmons and Bidco will fulfill, and will cause Simmons Canada and/or its successors to fulfill and honor in all respects its obligations pursuant to any indemnification agreements between Simmons Canada and its directors and officers as the case may be (the “Indemnified Parties”) in effect and any indemnification provisions under its organizational documents, in each case as in effect on the date hereof (and shall also pay expenses in advance of the final disposition of any such action, suit or proceeding to each Indemnified Party to the fullest extent permitted under applicable Law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances if indemnification is subsequently found by a court of competent jurisdiction, which finding is no longer subject to appeal or further proceedings, that such person is not entitled to indemnification). Simmons and Bidco shall cause Simmons Canada and/or its successors to not amend, repeal or otherwise modify the provisions with respect to exculpation and indemnification contained in its organizational documents as in effect on the date hereof for a period of six (6) years from the Closing in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Closing, were directors or officers of Simmons Canada, unless such modification is required by Law. Simmons and Bidco will secure directors’ and officers’ runoff liability insurance for a period of six (6) years after the Closing covering those persons who are currently covered by Simmons Canada’s directors’ and officers’ liability insurance policy with respect to claims arising from facts or events that occurred on or before the Closing on terms no less favorable to those applicable to the current directors and officers of Simmons Canada and with an insurance company having substantially the same or better credit quality than Simmons Canada’s current insurance company; provided, however, that in no event shall Simmons or Bidco be required to pay aggregate premiums for insurance under this Section 6.6 in excess of $150,000. This Section 6.6 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives. The provisions of this Section 6.6 shall survive the termination of this Agreement as a result of the occurrence of the Closing.

6.7	Dissolution of SCI.

The parties acknowledge that immediately following the Closing and prior to the distribution of the Transaction Consideration to the Trust Unitholders, all members of the Board and the Trustee intend to resign, Simmons Canada intends to resign as Administrator of SCI and SCI will have no material assets other than the Transaction Consideration. Effective as of the Closing Date, Simmons Canada shall form a new Subsidiary of Simmons Canada (“Trustee Sub”), which shall be appointed immediately prior to the resignation of the Board and the Trustee, and shall agree to act as trustee of SCI. Subject to Section 6.9, Trustee Sub shall cause the distribution on the Closing Date of an amount equal to $16.25 per Trust Unit to the Trust Unitholders upon redemption of the Trust Units and will thereafter proceed to dissolve SCI. All costs, expenses and liabilities associated with such redemption and the subsequent winding up or dissolution of SCI shall be the responsibility of Simmons Canada and/or Trustee Sub, as the case may be.

6.8	Option Plan.

Each of the parties acknowledges and agrees that the Board, acting on behalf of Simmons Canada as Administrator of SCI, shall resolve to permit all Persons holding options to acquire Trust Units under the Simmons Canada Option Plan, whether currently exercisable or not, to exercise such options prior to the Closing Date, including by causing the vesting thereof to be accelerated. Simmons Canada shall use its reasonable best efforts to cause all optionholders to exercise such options prior to Closing. All Trust Units issued upon the exercise of such Options shall receive the same consideration per Trust Unit as existing Unitholders.

6.9	Post-Closing Income Tax Consequences.

Simmons and Bidco hereby agree that they shall take all steps necessary to:

(a)
ensure that, with respect to a Trust Unitholder whose Trust Units are redeemed under the Transactions, the income tax consequences to such Trust Unitholder (with respect to such redemption or otherwise) will not be adversely affected by transaction or events involving SCI or Simmons Canada that occur subsequent to the completion of the Transactions; and

(b)
ensure that Trustee Sub designates pursuant to subsection 104(21) of the ITA, in respect of each Trust Unitholder, that Trust Unitholder’s portion of SCI’s net taxable capital gains realized in respect of the sale of the Common Shares and the Note to Bidco.

Notwithstanding the foregoing, nothing in this section 6.9 shall prevent Trustee Sub from deducting amounts under subsection 104(6) of the ITA in respect of the distributions made to the Trust Unitholders on the redemption of such Trust Units in respect of income of SCI arising or accruing on or prior to the completion of the Transactions.

6.10	Expenses.

SCI and Simmons Canada have delivered to Simmons and Bidco a good faith estimate of their transaction expenses as of the Closing and shall deliver a further good faith estimate of such expenses to Simmons and Bidco three (3) Business Days prior to Closing.

6.11	Consents.

Each of SCI and Simmons Canada shall use its reasonable commercial efforts, and Simmons and Bidco shall cooperate with SCI and Simmons Canada, to obtain all necessary Approvals or consents required to be obtained by SCI or Simmons Canada from third parties in connection with the Transactions, including, without limitation, providing information, including financial information, regarding Simmons and Bidco. Simmons and Bidco agree to abide by the terms of the existing agreements with such third parties from which SCI and Simmons Canada are required to obtain such Approvals or consents and shall not renegotiate or otherwise attempt to alter the existing terms of such agreements prior to the Closing.

ARTICLE VII

CONDITIONS

7.1	Conditions to Obligations of Each Party.

The respective obligations of each party to this Agreement to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)	Trust Unitholder Approval. The Trust Unitholder Approval shall have been obtained.

(b)
No Orders. No Order or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction shall be in effect which restrains or enjoins the consummation of the Transactions or makes the Transactions illegal.

(c)	Regulatory Approvals. Simmons, Bidco, Simmons Canada and SCI shall have obtained all material Regulatory Approvals.

(d)	No Termination. This Agreement shall not have been terminated pursuant to Article VIII.

7.2	Additional Conditions to Obligations of SCI and Simmons Canada.

The obligation of SCI to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by SCI:

(a)
Representations and Warranties. The representations and warranties of Simmons and Bidco contained in this Agreement (without giving effect to any materiality (including the word “material”) or “Material Adverse Effect” qualification) shall be true and correct as of the Closing Date with the same effect as if made at and as of the Closing Date (other than such representations that are made as of a specified date, which shall be true and correct as of such date), except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Simmons or Bidco, as applicable. SCI shall have received a certificate with respect to the foregoing signed on behalf of Simmons and Bidco by an authorized officer of Simmons and Bidco.

(b)
Agreements and Covenants. Simmons and Bidco shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and SCI shall have received a certificate to such effect signed on behalf of Simmons and Bidco by an authorized officer of Simmons and Bidco.

7.3	Additional Conditions to the Obligations of Simmons and Bidco.

The obligations of Simmons and Bidco to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Simmons and Bidco:

(a)
Representations and Warranties. The representations and warranties of SCI and Simmons Canada contained in this Agreement (without giving effect to any materiality (including the word “material”) or “Material Adverse Effect” qualification) shall be true and correct as of the Closing Date with the same effect as if made at and as of the Closing Date (other than such representations that are made as of a specified date, which shall be true and correct as of such date), except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SCI or Simmons Canada. Simmons and Bidco shall have received a certificate with respect to the foregoing signed on behalf of SCI and Simmons Canada by an authorized officer of SCI and Simmons Canada.

(b)
Agreements and Covenants. SCI and Simmons Canada shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date, and Simmons and Bidco shall have received a certificate to such effect signed on behalf of SCI and Simmons Canada by an authorized officer of SCI and Simmons Canada.

(c)	Dissolutions. SCI and Simmons Canada shall have caused the dissolution of Simmons Canada GP and Simmons Canada L.P.

(d)	Third Party Consents. SCI and Simmons Canada shall have received those consents listed on Section 7.3(d) of the Disclosure Schedule.

(e)
No Material Adverse Change. Since the date hereof, there shall not have occurred any fact, event, change, development, circumstance or effect which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on SCI or Simmons Canada.

(f)	Options. All options shall have been exercised.

(g)
Credit Facility. Immediately prior to Closing, SCI and Simmons Canada shall have terminated the credit agreement by and between Simmons Canada and Canadian Imperial Bank of Commerce dated September 8, 2005 and shall have delivered to Simmons and Bidco payoff letters from the lenders thereunder in respect of any outstanding indebtedness thereunder, together with evidence of the release of any Liens relating thereto.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1	Termination.

This Agreement may be terminated at any time prior to the Closing, whether before or after the Trust Unitholder Approval of SCI (except in the case of clause (h) below):

(a)	by mutual written consent duly authorized by the respective Board of Directors of each of Simmons and Bidco and the Board;

(b)
by either SCI, Simmons or Bidco, if the Transactions shall not have been consummated by November 29, 2006 for any reason (the “Termination Date”), subject to extension by Simmons or Bidco until no later than December 15, 2006; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)
by either SCI, Simmons or Bidco, if there shall be passed any Law that makes the consummation of the Transactions illegal or otherwise prohibited, or if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing, which Order or other action is final and nonappealable;

(d)
by either SCI, Simmons or Bidco, if the Trust Unitholder Approval shall not have been obtained by reason of the failure to obtain the Trust Unitholder Approval upon a vote taken thereon at the duly convened Meeting or at any adjournment or postponement thereof;

(e)
by SCI, upon a breach of any representation, warranty, covenant or agreement on the part of Simmons or Bidco set forth in this Agreement such that the conditions set forth in Section 7.2(a) or  7.2(b) would not be satisfied, and in either case, such breach is not capable of being cured prior to the earlier of (A) 20 Business Days following notice of such breach to Simmons and Bidco by SCI and (B) the Termination Date;

(f)
by Simmons or Bidco, upon a breach of any representation, warranty, covenant or agreement on the part of SCI or Simmons Canada set forth in this Agreement such that the conditions set forth in Section 7.3(a) or  7.3(b) would not be satisfied, and in either case, such breach is not capable of being cured prior to the earlier of (A) 20 Business Days following notice of such breach to SCI or Simmons Canada by Simmons and Bidco and (B) of being satisfied on or before the Termination Date;

(g)
by Simmons or Bidco if (i) the Board shall have effected a Change in Recommendation or (ii) SCI shall have intentionally and materially breached its obligations under Section 6.2 or its obligation to duly convene the Meeting; or

(h)
by SCI, provided that (A) SCI has received a Superior Proposal, (B) SCI has provided notice to Simmons and Bidco in writing in respect of such Superior Proposal in accordance with Section 6.2(b)(ii)(4) and satisfied the duty to negotiate in accordance with Section 6.2(b)(ii)(5), (C) at least five (5) days following receipt by Simmons and Bidco of such notice, and after taking into account any revised proposal made by Simmons and Bidco during such five (5) day period, Simmons Canada, as the Administrator of SCI, has determined in good faith that such Superior Proposal remains a Superior Proposal which the Board has determined to accept, and (D) SCI is in compliance with the terms of Section 6.2, and (E) immediately prior to the termination of this Agreement, SCI pays to Simmons and Bidco the Termination Fee in accordance with Section 8.3(b)(iii).

8.2	Notice of Termination; Effect of Termination.

Subject to Section 8.1(h), any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except that (i) Section 6.1(a), Section 8.2, Section 8.3 and Article IX (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement.

8.3	Fees and Expenses.

(a)
General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses whether or not the Closing occurs; provided that, if the Closing does occur, the expenses of SCI and Simmons Canada will be paid by Simmons Canada.

(b)	Simmons Canada Payments.

(i)
Simmons Canada shall pay Simmons and Bidco in immediately available funds, within one (1) business day after demand by Simmons and Bidco, Expenses of Simmons and Bidco, if this Agreement is terminated by Simmons or Bidco pursuant to Section 8.1(f).

(ii)
If this Agreement is terminated by Simmons, Bidco or SCI pursuant to Section 8.1(d) and, (A) at the time of such termination an Acquisition Proposal in respect of SCI or Simmons Canada shall have been publicly announced, and (B) within twelve (12) months following the termination of this Agreement, the Acquisition Proposal with respect to SCI or Simmons Canada which was announced at or prior to termination of this Agreement is consummated, then Simmons Canada shall pay the Termination Fee to Simmons and Bidco within one (1) business day after demand by Simmons and Bidco from funds placed in escrow upon the announcement that such alternative transaction has been entered into.

(iii)	SCI shall pay to Simmons and Bidco in immediately available funds the Termination Fee immediately prior to the termination of this Agreement by SCI pursuant to Section 8.1(g) or 8.1(h).

(iv)
SCI acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Simmons and Bidco would not enter into this Agreement; accordingly, if SCI fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b) and, in order to obtain such payment, Simmons and Bidco make a claim that results in a judgment against SCI for the amounts set forth in this Section 8.3(b), Simmons Canada shall pay to Simmons and Bidco their reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the prime rate charged by Simmons’ and Bidco's principal senior lenders in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall not be in lieu of damages incurred in the event of intentional or willful breach of this Agreement.

(c)	Defined Terms. For purposes of Section 8.3(b), the following terms shall have the following meaning:

(i)	“Acquisition Proposal” shall have the meaning set forth in Section 6.2(a), as modified by Section 6.2(b).

(ii)
“Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers to Simmons, Bidco and their Affiliates), up to $3,500,000 in the aggregate, incurred by Simmons and Bidco or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the documents and agreements referenced herein, the filing of any required notices under applicable antitrust Laws or in connection with other Regulatory Approvals, and all other matters related to the transactions contemplated hereby.

(iii)	“Termination Fee” means an amount equal to $3,750,000.

8.4	Amendment.

Subject to applicable Law, this Agreement may be amended, not later than the Closing, whether before or after the Trust Unitholder Approval has been obtained, by action taken or authorized by the respective board of directors or similar governing body of the parties (or, to the extent permitted by Laws, any duly empowered committee thereof) at any time by execution of an instrument in writing signed on behalf of each of Simmons, Bidco, SCI and Simmons Canada; provided that after the Trust Unitholder Approval is obtained, no such amendment which requires further approval by the Trust Unitholders shall be effected without such further approval.

8.5	Extension; Waiver.

At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, shall be limited to its terms and shall not be deemed to extend or waive any other provision of this Agreement. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1	Non-Survival of Representations and Warranties.

The representations and warranties of SCI, Simmons Canada, Simmons and Bidco contained in this Agreement shall terminate at the Closing, and only the covenants and agreements that by their terms survive the Closing (which shall include Section 6.6) shall survive the Closing.

9.2	Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Bidco and Simmons, to:

Simmons Bedding Company
One Concourse Parkway
Suite 800
Atlanta, GA 30328
USA
Attention: Charlie Eitel
Telecopy No.: (770) 392-2565

Simmons Acquisition Inc.
c/o Simmons Company
One Concourse Parkway
Suite 800
Atlanta, GA 30328
USA
Attention: Charlie Eitel
Telecopy No.: (770) 392-2565

with copies to:

Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110
USA
Attention: Scott A. Schoen
Telecopy No.: (617) 227-3514

and

Simmons Company
         One Concourse Parkway
         Suite 800
Atlanta, GA 30328
USA
         Attention: Kristen K. McGuffey
Telecopy No.: (770) 206-2669

and

Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, MA 02110
USA
Attention: Marilyn French
Telecopy No.: (617) 772-8333

and

Goodmans LLP
250 Yonge Street, Suite 2400
Toronto, ON M5B 2M6
Canada
Attention: Neill May
Telecopy No.: (416) 979-1234

(b)	if to SCI, to:

SCI Income Trust
c/o Simmons Canada Inc.
6900 Airport Road, Suite 251
Mississauga, Ontario L4V 1E8
Canada
Attention:  Terry Pace
Telecopy No.:  (905) 671-2488

with a copy to:

Davies Ward Phillips & Vineberg LLP
P.O. Box 63, Suite 4400
1 First Canadian Place
Toronto, ON M5X 1B1
Canada
Attention: William M. Ainley
Telecopy No.: (416) 863-0871

9.3	Counterparts.

This Agreement may be executed in one or more counterparts, which may be delivered by facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.4	Entire Agreement; Third Party Beneficiaries.

This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior representations, agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and neither party is relying on any prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other Person any rights or remedies hereunder except as specifically provided in Section 6.6.

9.5	Severability.

In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6	Other Remedies: Specific Performance.

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Laws or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of Canada, this being in addition to any other remedy to which they are entitled at law or in equity.

9.7	Governing Law.

This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with, and any disputes arising out of or related to this Agreement shall be interpreted, construed and governed by and in accordance with, the laws of the Province of Ontario. The parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Province of Ontario solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

9.8	No Personal Liability.

(a)
No director, officer, employee or Affiliate of Simmons or Bidco shall have any personal liability whatsoever to SCI, Simmons Canada or any Trust Unitholders under this Agreement, or any other document delivered in connection with the Transactions on behalf of Simmons and Bidco.

(b)
No director, officer or employee of SCI or Simmons Canada shall have any personal liability whatsoever to Simmons or Bidco under this Agreement, or any other document delivered in connection with the Transactions on behalf of SCI or Simmons Canada.

9.9	Assignment.

No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Simmons and Bidco may assign all or any portion of their rights under this Agreement to any Affiliate of Simmons or Bidco, any Person from which Simmons or Bidco has borrowed money or any Person to which Simmons or Bidco or any of its respective Affiliates proposes to sell all or substantially all of the assets relating to the business of SCI or Simmons Canada; provided, that no such assignment shall release Simmons and Bidco from their liabilities and obligations hereunder. Upon any such permitted assignment, the references in this Agreement to Simmons and Bidco shall also apply to any such assignee unless the context otherwise requires. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.10	Guarantee of Performance.

Simmons shall cause Bidco to perform all of its obligations hereunder and hereby agrees to guarantee payment of the Transaction Consideration.

9.11	Currency.

Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in Canadian Dollars.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

SIMMONS BEDDING COMPANY

By:	/s/ William S. Creekmuir
	Name:	William S. Creekmuir
	Title:	Executive Vice President and Chief Financial Officer

SIMMONS ACQUISITION INC.

By:	/s/ William S. Creekmuir
	Name:	William S. Creekmuir
	Title:	Director

SIMMONS CANADA INC., in its capacity as the Administrator of SCI INCOME TRUST

By:	/s/ Terry H. Pace
	Name:	Terry H. Pace
	Title:	President and Chief Executive Officer

SIMMONS CANADA INC.

By:	/s/ Terry H. Pace
	Name:	Terry H. Pace
	Title:	President and Chief Executive Officer